April 20, 2006
Zip+4 Code:  20549-0305

Via Fax & U.S. Mail
Crowley Maritime Corporation
John Calvin, Senior Vice President and Controller
155 Grand Avenue
Oakland, California 94612

		Re:	Crowley Maritime Corporation
			Form 10-K for the Year Ended December 31, 2005
       			File 000-49717

Dear Mr. Calvin:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


      Sincerely,


      David R. Humphrey
      Branch Chief-Accountant
John C. Calvin, Vice President and Controller
Crowley Maritime Corporation
January 19, 2006
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